Exhibit 6.39

MUTUAL TERMINATION AGREEMENT

THIS MUTUAL TERMINATION AGREEMENT (the “Agreement”) is entered into on the 14th day of January 2025 by and between East Coast Petro, Inc. (“Lessor”), and Reticulate Micro, Inc. ( “Lessee”).

RECITALS

A. Lessee and Lessor are party to a Lease Agreement with commencement date of February 1, 2023 (the “Lease”), regarding the property known as 3255 Bayside Lakes Blvd. SE Palm Bay, FL 32909 Units 105-106 (the “Property”); and

B. Lessee has requested voluntary early termination of the Lease. and Lessor is willing to accept the requested termination, on terms set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements hereinafter set forth, the parties agree as follows:

ARTICLE I

1.01 The Lease is terminated, subject to the payments set forth below in Section 2.01, effective on December 31, 2024.

1.02 Lessee owes and agrees to pay Lessor, and Lessor agrees to accept the total amount of $26,000.00 as a consideration of the early termination of the Lease.

1.03 Security Deposit and Last Month’s Rent. Lessee and Lessor hereby agree that Lessor shall retain security deposits and last month’s rent from Lessee and Lessee shall not be entitled to demand return of any security deposits.

ARTICLE II

2.01 Payment. Lessee shall pay Lessor $8,667.00 commencing January 15, 2025, and on the first of every month thereafter for 3 consecutive months, that last payment due March 15, 2025.

2.02 Promissory Note. Upon execution of this Agreement, Lessee and Lessor shall execute the Promissory Note attached hereto as Exhibit A and made a part hereof by reference to secure the amount due by Lessee.

ARTICLE III

3.01 Lessee Default. If Lessee fails to perform this Agreement, Lessor may proceed at law or in equity to enforce its rights under this Agreement.

3.02. Attorney’s Fees. In connection with any litigation including appellate proceedings arising out of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs.

ARTICLE IV

4.02 Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and, except as specifically set forth in any contemporaneously executed agreement, supersedes all prior agreements understandings between the parties relating hereto. This Agreement may not be modified, amended or terminated except by a written instrument signed by the parties hereto.

4.03 Waiver. No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

4.04 Governing Law: Venue. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Florida. Venue for any dispute relating hereto shall be the state courts in Brevard County, Florida.

4.05 Counterparts. More than one counterpart of this Agreement may be executed by the parties hereto and each fully executed counterpart shall be deemed an original.

4.06 Ambiguities. Dealer acknowledges that this Agreement was entered into in the context of free negotiations, is not a contract of adhesion, and is the product of individual bargaining between parties enjoying equal bargaining strength in a competitive market. In the event that a court is called upon to interpret an ambiguous provision in this Agreement, Dealer agrees that the ambiguity shall not construed against SEP may have drafted such provision.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

LESSOR:		LESSEE:

EAST COAST PETRO, INC.		RETICULATE MICRO, INC.

By:	/s/ Monica Shah	By:	/s/ Michael Chermak
Monica Shah, VP/Treasurer		Michael Chermak, Secretary
Dated: 1/21, 2025		Dated: 1/15, 2025

EXHIBIT A

PROMISSORY NOTE

$26,000.00

January 14, 2025

FOR VALUE, the undersigned, Reticulate Micro,Inc.(the “Borrower”), promises to pay to East Coast Petro, Inc. (the “Holder”), or order, in the manner hereinafter specified, the principal sum of $26,000.00 together with interest on the principal balance from time to time remaining unpaid from the date hereof at the applicable interest rate hereinafter set forth. Said Principal balance shall be payable in lawful money of the United States of America in the form of a cashier’s check at 402A High Point Drive, Cocoa, Florida, 32926 or at such other place as may hereafter be designated by written notice from the Holder to Borrower, on the dates and in the manner following:

Interest Rate.

Interest shall be accrued and applied on any unpaid Principal remaining after March 16, 2025.

Payments.

Principal payments in the amount of $8,667.00 each shall be due monthly on the 15th day of each month starting January 15, 2025, for three (3) months.

The entire balance of principal shall be due and payable in full on March 15, 2025. Failure to pay in entire balance of principal in full on or before March 15, 2025, shall bear interest at the rate of five percent (5%) per annum from March 15, 2025, until paid.

The undersigned shall have the right to prepay this note in whole or in part without penalty.

Time is of the essence hereof. If the Borrower is late more than five (5) days in paying any sums due on any indebtedness secured hereby the Holder shall be entitled to receive a late charge of five (5%) per cent of the amount of the payment past due, in addition to other remedies.

Borrower and all persons liable or to become liable on this Note agree that this instrument shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida.

Should default be made in the payment of principal or interest due under this Note and such default not be cured within fifteen (15) days from the occurrence thereof, or if a default occurs in the performance or observance of any covenant, obligation, provision, stipulation, condition or agreement contained in any instrument securing this Note, then, and in any such event, the entire unpaid balance of the principal and all accrued and unpaid interest hereunder shall become immediately due and payable without notice, at the option of the Holder hereof, and payment thereof may be enforced and recovered in whole or in part at any time by one or more of the remedies provided to the Holder in this Note and/or in any instrument securing same. Upon such default, any unpaid portion of the principal shall bear interest from the date of default until paid at the highest legal rate of interest which may be charged under the laws of the State of Florida.

This Note may not be amended, modified or changed, nor shall any waiver of any provision hereof be effective, except by an instrument in writing which is signed by the party against whom enforcement of any waiver, amendment, change, modification or discharge is sought.

Borrower and all other persons liable or to become liable for all or any part of the indebtedness evidenced by this Note, whether endorser, guarantor or otherwise, severally waive diligence, presentment, protest and demand, and also notice of protest, of demand, of nonpayment, of dishonor and of maturity; and they hereby also severally consent to any and all renewals, extensions or modification of the terms hereof, including time for payment, and further agree that any such renewal, extension or modification of the terms hereof or the release or substitution of any security for the obligations evidenced hereby shall not affect the liability of any of said parties for the indebtedness evidenced by this Note. Any such renewals, extensions or modifications may be made without notice to any of said parties and without affecting their liability.

Borrower and all persons liable or to become liable on this Note agree, jointly and severally, to pay all costs of collection, including reasonable attorney’s fees and all costs of suit, in case any payment of principal and/or interest required herein is not paid when due, or in case it becomes necessary to protect or foreclose the security for the indebtedness evidenced hereby, or in the event the Holder is made party to any litigation because of the existence of the indebtedness evidenced by this Note or any agreement executed by Borrower in connection with the loan evidenced hereby, whether suit be brought or not, and whether through courts of original jurisdiction, as well as in courts of appellate jurisdiction, or through a Bankruptcy Court or other legal proceedings.

This Note, at the option of Holder, shall immediately be deemed in default and breached and become due and payable, upon demand upon the appointment of a receiver or liquidator, whether voluntary or involuntary, for any Borrower or any of the Borrower’s property or upon the filing of a petition by or against any Borrower, under the provisions of any state insolvency law or under the provisions of the Federal Bankruptcy Act, or upon the making by any Borrower of an assignment for the benefit of the creditors of any Borrower.

Borrower does not intend or expect to pay, nor does the Holder intend or expect to charge, accept or collect any interest greater than the highest legal rate of interest which may be charged under the laws of the State of Florida, and if, from any circumstances whatsoever, fulfillment of any provision of this Note or the Mortgage, at the time performance of said provision shall be due, shall involve transcending the limit of validity prescribed by the statutes of the State of Florida governing usury or any other law of the State of Florida, then, the obligation to be fulfilled shall be reduced to the limit of such validity so that in no event shall exaction be possible under this Note or the Mortgage in excess of the limit of such validity.

Borrower waives to the fullest extent for itself, its successors and assigns and all persons now or at any time liable for payment of this Note, to the fullest extent permitted under the laws of the State of Florida, any right, power, privilege or prerogative to demand a jury trial with respect to any and all issues arising out of or in connection with the execution, delivery and/or enforcement of this Note or the transactions contemplated in the other Loan Documents.

Upon a default in the fulfillment of any of the Borrower’s obligations hereunder, the Borrower authorizes any attorney admitted to practice before any court of record in the United States to appear on behalf of the Borrower in any court in one or more proceedings, or before any clerk thereof or other court official, and to confess judgment against the Borrower, without prior notice or opportunity of the Borrower for prior hearing, in favor of the Holder of this Promissory Note in the full amount due on this Promissory Note (including principal, accrued interest and any and all penalties, fees and costs) plus attorneys’ fees of fifteen percent (15%) of the total amount to be collected and court costs. The Borrower agrees and consents that venue and jurisdiction shall be proper in the Circuit Court of any county of the State of Florida. The Borrower waives the benefit of any and every statute, ordinance, or rule of court which may be lawfully waived conferring upon the Borrower any right or privilege of exemption, homestead rights, stay of execution, or supplementary proceedings, or other relief from the enforcement or immediate enforcement of a judgment or related proceedings on a judgment. The authority and power to appear for and enter judgment against the Borrower shall not be exhausted by one or more exercises thereof, or by an imperfect exercise thereof, and shall not be extinguished by any judgment entered pursuant thereto; such authority and power may be exercised on one or more occasions from time to time, in the same or different jurisdictions, as often as the Holder shall deem necessary or advisable.

Reticulate Micro, Inc.

By:	/s/ Michael Chermak
Name:	Michael Chermak
Title:	Secretary

GUARANTY

To induce Holder to extend credit to Borrower, timely payment and performance of this Note and any extension, modification, and renewal hereof, are jointly and severally guaranteed by the undersigned (collectively, “Guarantors”). The Guarantors hereby further covenant and agree with Holder, Holder’s successors and assigns, that the Guarantors or any of them may be joined in any action against Borrower in connection with this Note, or in any independent action against Guarantors or any of them, without Holder having first exhausted any remedy or claim against Borrower, or Borrower’s successors or assigns. Holder shall be entitled to recover attorney’s fees and costs from Guarantors in connection with any litigation brought hereunder. This guaranty is absolute, unconditional, is a guaranty of payment and not of collection, and is enforceable by Holder and Holder’s successors and assigns.

/s/ Michael Chermak	Dated:1/15/25
Michael Chermak